Exhibit 99.3

NEWS RELEASE                                                                                                                                                                                                             FOR IMMEDIATE RELEASE

Contact:  Becky Palumbo
                 303/839-5504 ext. 316

Hallador Energy Executes Letter Of Intent To Sell Its Leasehold Interest
In The Bakken-Three Forks Oil Play For $13.5 Million Cash

Denver, Colorado – June 10, 2011

Hallador Energy Company (NASDAQ:  HNRG) signed a letter of intent with an undisclosed independent oil and gas company to sell its undeveloped leases in North Dakota covering approximately 10,000 acres. These leases are in the Bakken-Three Forks oil play.

The buyer will be purchasing 90% of our interest or approximately 9,000 net acres at a price of $1,500 per acre or $13.5 million.  We will retain a 10% working interest and an approximate 3% average overriding royalty interest in the play.   This transaction is subject to a final approval by both parties.  We expect to have a signed purchase and sale agreement in the next two week and expect closing to occur on or before July 29, 2011.

Victor Stabio, CEO, stated "We are very excited about this sale. The Bakken-Three Forks play is one of the most active oil plays in the United States.  Although our major focus is underground coal mining in the Illinois Basin we still have oil and gas operations being conducted out of our Denver office and through our 45% interest in Savoy Energy LLP, a Michigan oil and gas operator."

For more information please visit both of our websites, www.halladorenergy.com or www.sunrisecoal.com.

1660 Lincoln Street, Suite 2700, Denver, Colorado 80264
Phone:  (303) 839-5504   Fax:  (303) 832-3013   Website:  www.halladorenergy.com